Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
TriQuint Semiconductor, Inc.:

We consent to the incorporation by reference in the registration statement on Form S–8 of our report dated February 5, 2002 relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows and our report dated March 26, 2002 related to the financial statement schedule for each of the years in the three-year period ended December 31, 2001, which reports appear in the annual report on Form 10-K of TriQuint Semiconductor, Inc for the year ended December 31, 2001.

Our report on the consolidated financial statements of TriQuint Semiconductor, Inc. as of December 31, 2000 and for the years ended December 31, 2000 and 1999 indicates that such financial statements have been restated to reflect the pooling-of-interests transaction with Sawtek Inc. We did not audit the 2000 and 1999 financial statements of Sawtek Inc., which statements reflect total assets constituting 24% percent in 2000 and total revenues constituting 35% and 38% percent, in 2000 and 1999, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sawtek Inc. as of December 31, 2000 and for the years ended December 31, 2000 and 1999, is based solely on the report of the other auditors.

/s/ KPMG LLP

Portland, Oregon

May 28, 2002